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                                                                       Exhibit 1

                           WARRANT AMENDMENT AGREEMENT

      This Warrant Amendment Agreement (this "Agreement") is made as of January 30, 2003 by and among Hasbro, Inc., a Rhode Island corporation (the "Company"), Lucasfilm Ltd., a California corporation ("Lucasfilm"), and Lucas Licensing Ltd., a California corporation ("Lucas Licensing," and together with Lucasfilm, "Lucas").

      WHEREAS, the Company has previously issued the following warrants to Lucas (each a "Warrant" and collectively, the "Warrants"): (i) Warrant to Purchase Shares of Common Stock dated October 14, 1997 issued to Lucasfilm ("1997 Lucasfilm Warrant"); (ii) Warrant to Purchase Shares of Common Stock dated October 14, 1997 issued to Lucas Licensing ("1997 Lucas Licensing Warrant");
(iii) Warrant to Purchase Shares of Common Stock dated October 30, 1998 issued to Lucasfilm ("1998 Lucasfilm Warrant"); and (iv) Warrant to Purchase Shares of Common Stock dated October 30, 1998 issued to Lucas Licensing ("1998 Lucas Licensing Warrant"); and

      WHEREAS, the Company and Lucas have determined that it is to their mutual advantage to extend the Exercise Period (as such term is defined in each respective Warrant) of each Warrant and to enter into certain other agreements with respect to the Warrants.

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows.

      1. Definitions. The following terms, when used herein, shall have the meanings defined below. Capitalized terms not defined herein shall have the meanings as defined in the Warrants.

      "Call Notice" means the written notice given pursuant to Section 4 of this Agreement by the Company to Lucas of the Company's exercise of its option to purchase all, but not less than all, of the then outstanding unexercised Warrants from Lucas.

      "Call Period" means the period commencing on the date of this Agreement and running until and including October 13, 2016.

      "Call Price" means, at the Company's sole option, either (i) $200,000,000 in cash or (ii) the number of shares of Common Stock with an aggregate Market Value as of the date that is two (2) business days prior to the Purchase Date equal to $220,000,000, in each case as such price may be adjusted pursuant to
Section 4(e) hereof. In the event that the Company elects to pay the Call Price in shares of Common Stock, the number of shares of Common Stock to be paid as the Call Price will not be adjusted for changes in the Market Value occurring after the date that is two (2) business days prior to the Purchase Date.

      "Common Stock" means the Company's Common Stock, par value $0.50 per share, any stock into which such stock shall have been changed or any stock resulting from any
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reclassification of such stock, and any other capital stock of the Company of any class or series now or hereafter authorized having the right to share in distributions either of earnings or assets of the Company without limit as to the amount or percentage.

      "Market Value" means, with respect to a share of Common Stock at any date:

            a. If shares of Common Stock are then listed or admitted to trading on any national securities exchange or quoted on Nasdaq, the average of the daily closing prices for the twenty trading days before such date. The closing price for each day shall be the last sale price on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange or national market system on which such shares are then listed, admitted to trading or traded;

            b. If no shares of Common Stock are then listed or admitted to trading on any national securities exchange or quoted on Nasdaq, the average of the reported closing bid and asked prices thereof on the trading day before such date in the over-the-counter market as shown by the OTCBB or BBX or, if such shares are not then quoted in such systems, as published by the National Quotation Bureau, Incorporated or any similar successor organization, and in either case as reported by any member firm of the New York Stock Exchange selected by the Company and reasonably acceptable to Lucas; or

            c. If no shares of Common Stock are then listed or admitted to trading on any national securities exchange or traded on any national market system, and if no closing bid and asked prices thereof are then so quoted or published in the over-the-counter market, the market value of a share of Common Stock shall be as determined by an investment bank selected by the Company with the approval of Lucas (which approval shall not be unreasonably withheld or delayed), the costs of such investment bank to be paid by the Company.

      "Option Shares" means any shares of Common Stock that may be issued by the Company upon the Sale Date, with respect to the Put Option, or the Purchase Date, with respect to the Call Option, and, in the limited situation set forth in Section 3(f), such additional shares of Common Stock as may be issued after the Sale Date upon the Company's obtaining additional authorized shares. Option Shares also includes any securities that may be issued or distributed or issuable in respect of Option Shares by way of conversion, dividend, stock split or similar transaction.

      "Put Notice" means the written notice given pursuant to Section 3 of this Agreement by Lucas to the Company of Lucas's exercise of its option to sell all, but not less than all, of the Warrants to the Company.

      "Put Period" means the period commencing on the date of this Agreement and running until and including the fifth anniversary of the date hereof.

      "Put Price" means, at the Company's sole option, either (i) $100,000,000 in cash or (ii) the number of shares of Common Stock with an aggregate Market Value as of the date that is two (2) business days prior to the Sale Date equal to $110,000,000. In the event that the Company elects to pay the Put Price in shares of Common Stock, the number of shares of


                                      -2-
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Common Stock to be paid as the Put Price will not be adjusted for changes in the
Market Value occurring after the date that is two (2) business days prior to the Sale Date.

      "Registrable Securities" means the Option Shares and any securities that may be issued or distributed or issuable in respect of Option Shares by way of conversion, dividend, stock split or similar transaction; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (ii) such Registrable Securities have been distributed pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act, (iii) such Registrable Securities could immediately be sold pursuant to Rule 144(k) promulgated by the Commission (or any successor rule thereto) or (iv) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting transfer under the Securities Act shall have been delivered by the Company and such securities may be publicly resold without registration under the Securities Act.

      2.    Exercise Periods.

            a. 1997 Lucas Licensing Warrant. The definition of "Exercise Period" in the 1997 Lucas Licensing Warrant is hereby amended and restated to read in its entirety:

      "'Exercise Period' means the period commencing on the earlier of (i) the U.S. Release Date of Episode I and (ii) the occurrence of a Change in Control and terminating at 5:00 p.m. Pacific Time on October 14, 2018."

            b. 1997 Lucasfilm Warrant. The definition of "Exercise Period" in the 1997 Lucasfilm Warrant is hereby amended and restated to read in its entirety:

      "'Exercise Period' means the period commencing on the earlier of (i) the U.S. Release Date of Episode I and (ii) the occurrence of a Change in Control and terminating at 5:00 p.m. Pacific Time on October 14, 2019."

            c. 1998 Lucas Licensing Warrant. The definition of "Exercise Period" in the 1998 Lucas Licensing Warrant is hereby amended and restated to read in its entirety:

      "'Exercise Period' means the period commencing on the earlier of (i) the U.S. Release Date of Episode I and (ii) the occurrence of a Change in Control and terminating at 5:00 p.m. Pacific Time on October 30, 2019."

            d. 1998 Lucasfilm Warrant. The definition of "Exercise Period" in the 1998 Lucasfilm Warrant is hereby amended and restated to read in its entirety:

      "'Exercise Period' means the period commencing on the earlier of (i) the U.S. Release Date of Episode I and (ii) the occurrence of a Change in Control and terminating at 5:00 p.m. Pacific Time on October 30, 2020."


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      3.    Put Option.

            a. At any time during the Put Period, Lucas shall have the right and option, by delivering to the Company a Put Notice, to require the Company to purchase all, but not less than all, of the Warrants (the "Put Option") for the Put Price.

            b. Within three (3) business days following its receipt of the Put Notice, the Company shall designate to Lucas in writing (the "Put Election Notice") (i) a proposed date of closing of the Put Option, which date shall be at least five (5) but not more than thirty (30) days after the receipt by the Company of the Put Notice, as such date may be extended until such time as each of the covenants set forth in Section 9(b) have been fully complied with (the "Sale Date"), and (ii) whether the payment of the Put Price shall consist of cash or shares of Common Stock.

            c. On the Sale Date, Lucas shall transfer and deliver to the Company all its right, title and interest in and to the Warrants, free and clear of all liens, charges, restrictions, options, rights and other encumbrances, against payment of the Put Price, and the Company shall (i) in the event the Company elects in the Put Election Notice that the Put Price shall consist of cash, pay the Put Price in immediately available funds by wire transfer to such bank account(s) located in the United States as are designated by Lucas not less than two (2) business days prior to the Sale Date or (ii) in the event the Company elects in the Put Election Notice that the Put Price shall consist of shares of Common Stock, the Company shall deliver to Lucas certificates for shares of Common Stock (rounded to the nearest whole number of shares) equal in aggregate Market Value to the Put Price. Upon delivery of the Put Notice, all rights under the Warrants shall immediately terminate and cease to be in effect, including the right to exercise or transfer the Warrants, unless the Company fails to timely comply with its obligations hereunder following receipt of the Put Notice. For all tax and financial reporting purposes, the Company and Lucas shall treat the Sale Date as the date of the sale or redemption of the Warrants; provided, however, that if payment of any portion of the Put Price is deferred past the Sale Date in accordance with the provisions of Section 3(f) of this Agreement, the Sale Date shall be considered the date of sale or redemption of the same proportion of the Warrants as is equal to the proportion of the total Put Price paid on such Sale Date, with the remainder of the Warrants being treated as sold or redeemed on the date that the remaining amount of the Put Price is paid by the Company. The Put Price shall be allocated between Lucasfilm and Lucas Licensing Ltd. in proportion to the number of shares of Common Stock underlying the respective Warrants held by each such party.

            d. The Put Notice shall be irrevocable.

            e. The Put Option shall terminate and be of no further force and effect upon any of (i) the exercise by Lucas of all or any part of any of the Warrants, (ii) the transfer or other disposition by Lucas of all or any portion of the Warrants, unless such transfer is made in compliance with the terms of the Warrants and the terms of this Agreement and Lucas transfers all of the Warrants, along with all of its rights and obligations under this Agreement, to a single entity, or to one or more entities all of which are controlled by a single entity, or (iii) upon any assignment by Lucas of its rights under this
Section 3 that is not permitted by Section 15 hereof.


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            f. In the event that Lucas exercises the Put Option, the Company elects to pay the Put Price in shares of Common Stock, the Put Price comprises more than 100,000,000 shares of Common Stock, and the number of authorized shares of Common Stock available is inadequate to issue the full number of shares of Common Stock called for in the computation of the Put Price, then the Company will issue the maximum number of shares of Common Stock which are then authorized and available. Following issuance of the maximum number of shares which are available on the Sale Date, the Company will use its best efforts to obtain additional authorized shares as promptly as practicable to allow for the issuance of the remaining shares of Common Stock necessary to pay the full Put Price. The number of shares of Common Stock to be issued to fulfill any such shortfall, when additional authorized shares are obtained, will equal the difference between (i) the total aggregate number of shares that the Company would otherwise have been obligated to issue to Lucas on the Sale Date, notwithstanding this Section 3(f), and (ii) the number of shares already paid by the Company, and will not be adjusted for any changes in the Market Value following the date that is two (2) business days prior to the Sale Date. Alternatively, the Company may settle any excess amount of the Put Price left unpaid as a result of an inadequate number of authorized and available shares of Common Stock by paying the remaining Put Price in cash, such remainder again being computed by reference to the Market Value of the shares of Common Stock provided based on the date that is two (2) business days prior to the Sale Date.

      4.    Call Option.

            a. At any time during the Call Period, the Company shall have the right and option, by giving a Call Notice to Lucas, to purchase all, but not less than all, of the then outstanding and unexercised Warrants (the "Call Option") for the Call Price.

            b. The Company shall designate, in the Call Notice, (i) a proposed date of closing of the Call Option, which date shall be at least five (5) but not more than thirty (30) days after the date of the Call Notice, as such date may be extended until such time as each of the covenants set forth in Section 9(b) have been fully complied with (the "Purchase Date"), and (ii) whether the payment of the Call Price shall consist of cash or shares of Common Stock.

            c. On the Purchase Date, Lucas shall transfer and deliver to the Company all its right, title and interest in and to the Warrants, free and clear of all liens, charges, restrictions, options, rights and other encumbrances, against payment of the Call Price, and the Company shall (i) in the event the Company elects in the Call Notice that the Call Price shall consist of cash, pay the Call Price in immediately available funds by wire transfer to such bank account(s) located in the United States as are designated by Lucas not less than two (2) business days prior to the Purchase Date or (ii) in the event the Company elects in the Call Notice that the Call Price shall consist of shares of Common Stock, the Company shall deliver to Lucas certificates for shares of Common Stock (rounded to the nearest whole number of shares) equal in aggregate Market Value to the Call Price. Upon receipt of the Call Notice, all rights under the Warrants shall immediately terminate and cease to be in effect, including the right to exercise or transfer the Warrants, and Lucas shall have no further rights under the Warrants, including the right of exercise or transfer thereunder, unless the Company fails to timely comply with its obligations hereunder following the date of the Call Notice. For all tax and financial reporting purposes, the Company and Lucas shall treat the Purchase Date as the date of the sale or redemption of the



                                      -5-
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Warrants. The Call Price shall be allocated between Lucasfilm and Lucas
Licensing Ltd. in proportion to the number of shares of Common Stock underlying the respective Warrants held by each such party.

            d. The Call Notice shall be irrevocable.

            e. In the event that any or all of the Warrants are exercised in part, the Call Price for the remaining unexercised portion of the Warrants shall be reduced in accordance with the method set forth in the following sentences. For every share of Common Stock purchased upon an exercise of the 1997 Lucasfilm Warrant or the 1997 Lucas Licensing Warrant (together the "1997 Warrants"), the Call Price shall be reduced by $14.4737 if the Call Price is being paid in cash, and $15.92107 if the Call Price is being paid in shares of Common Stock. For every share of Common Stock purchased upon an exercise of the 1998 Lucasfilm Warrant or the 1998 Lucas Licensing Warrant (together the "1998 Warrants"), the Call Price shall be reduced by $9.8137 if the Call Price is being paid in cash, and $10.79507 if the Call Price is being paid in shares of Common Stock. The per share values set forth above in this Section 4(e) will be adjusted for any stock splits, stock dividends, recapitalizations, reclassifications or other similar adjustments affecting the number of Warrant Shares after the date of this Agreement, it being understood that notwithstanding any such adjustments the ratio between the adjustments for exercise of the 1997 Warrants versus the 1998 Warrants shall remain the same as is reflected in the values set forth above.

            f. Prior to the transfer by Lucas of all or any portion of the Warrants pursuant to the terms thereof, Lucas shall be required to obtain from such transferee an agreement to be bound by the terms and conditions of this Agreement pursuant to an agreement reasonably acceptable to the Company.

      5.    Restrictions on Transfers.

            a. Compliance with Securities Act. Lucas, by execution of this Agreement, hereby makes the representations set forth in Exhibit A with respect to the Option Shares that the Company may elect to issue to Lucas in connection with the Put Option or Call Option, and represents that such Option Shares are being acquired for investment, solely for Lucas's own account and not as a nominee for any other Person, and that Lucas will not offer, sell or otherwise dispose of any such Option Shares except under circumstances which will not result in a violation of the Securities Act or this Agreement. Lucas agrees that, in the event the Company elects to issue Option Shares, that it will confirm in writing, by executing the form attached as Exhibit A hereto, that such Option Shares are being acquired for investment, solely for Lucas's own account and not as a nominee for any other Person, and not with a view toward distribution.

            b. Certificate Legends. All Option Shares issued upon exercise of the Put Option or the Call Option (unless registered under the Securities Act) shall be stamped or imprinted with legends in substantially the following form (in addition to any legends required by applicable state securities laws):


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      THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
      UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NO SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF SUCH SECURITIES MAY BE EFFECTED WITHOUT (A) (i) AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO, (ii) AN OPINION OF COUNSEL FOR LUCAS, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED OR (iii) RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION AND (B) OTHERWISE COMPLYING WITH THE PROVISIONS OF
      SECTION 5 OF THE AGREEMENT UNDER WHICH THIS SECURITY WAS ISSUED.

            c. Disposition of Option Shares. Prior to the registration of such shares and disposition in connection with such registration, with respect to any offer, sale or other disposition of any Option Shares issued upon exercise of the Put Option or Call Option, Lucas agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Lucas's counsel, if reasonably requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration under the Securities Act or qualification under any applicable state securities laws of such Option Shares and indicating whether or not under the Securities Act certificates for such Option Shares to be sold or otherwise disposed of, require any restrictive legend as to applicable restrictions on transferability in order to insure compliance with the Securities Act and any other applicable securities laws, such opinion to be in form and substance reasonably satisfactory to the Company. Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify Lucas that it may sell or otherwise dispose of such Option Shares all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this subsection (c) that the opinion of counsel for Lucas is not reasonably satisfactory to the Company, the Company shall so notify Lucas promptly after such determination has been made and shall specify the legal analysis supporting any such conclusion. Notwithstanding the foregoing, such Option Shares may be offered, sold or otherwise disposed of in accordance with Rule 144, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide reasonable assurance that the provisions of Rule 144 have been satisfied. Each certificate representing the Option Shares thus transferred in accordance with this subsection (d) (except a transfer pursuant to Rule 144) shall bear a legend as to the applicable restrictions on transferability in order to insure compliance with the Securities Act, unless in the aforesaid reasonably satisfactory opinion of counsel for the Shareholder such legend is not necessary in order to insure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

            d. Termination of Restrictions. The restrictions imposed under this
Section 5 upon the transferability of Option Shares shall cease when (i) the Option Shares are disposed of pursuant to the Registration Statement, (ii) the Company is presented with an opinion of counsel reasonably satisfactory to the Company that such restrictions are no longer required in order to insure compliance with the Securities Act or with a Commission "no-action" letter stating that future transfers of such securities by the transferor or the contemplated transferee would be


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exempt from registration under the Securities Act, or (iii) such securities may be transferred in accordance with Rule 144(k). When such restrictions terminate, the Company shall, or shall instruct its transfer agent to, promptly, and without expense to Lucas issue new securities in the name of Lucas not bearing the legends required under subsection (b) of this Section 5.

      6.    Registration Rights.

            a.    Registration on Form S-3.

                  i. Filing of Registration Statement. The Company shall use its best efforts to secure effectiveness of, as soon as practicable, and shall file with the Commission no later than 30 days after the date of this Agreement, a registration statement in form and substance reasonably satisfactory to Lucas on Form S-3 (the "Registration Statement") for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act to register the offering and sale by Lucas, from time to time, of the Registrable Securities; provided however, that in the event the Company fails to file reports in a timely manner or otherwise fails (due to an action or inaction of the Company) to be eligible to file a registration statement on Form S-3, the Company shall file such registration statement on Form S-1.

                  ii. Registrable Expenses. The Company shall pay all Registration Expenses (as defined below) in connection with any registration, qualification or compliance hereunder, and Lucas shall pay all Selling Expenses (as defined below) and other expenses that are not Registration Expenses relating to the Registrable Securities resold by Lucas. "Registration Expenses" shall mean all expenses, except for Selling Expenses, incurred by the Company in complying with the registration provisions herein described, including, without limitation, all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration. "Selling Expenses" shall mean all selling commissions, underwriting fees and stock transfer taxes applicable to the Registrable Securities and all fees and disbursements of counsel for Lucas.

                  iii. Additional Company Obligations. In the case of any registration effected by the Company pursuant to these registration provisions, the Company will use its best efforts to: (A) keep such registration effective until such date as all of the Registrable Securities have been sold or could immediately be sold pursuant to Rule 144(k) promulgated by the Commission; (B) prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities; (C) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as Lucas from time to time may reasonably request; (D) promptly following the delivery of a Put Election Notice or Call Notice in which the Company elects to settle in Common Stock, cause all such Registrable Securities registered as described herein to be listed on each securities exchange and quoted on each quotation system on which similar securities issued by the

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      Company are then listed or quoted; (E) promptly following the delivery of a Put Election Notice or Call Notice in which the Company elects to settle in Common Stock, provide a transfer agent and registrar for all Registrable Securities registered pursuant to the Registration Statement and a CUSIP number for all such Registrable Securities; (F) comply with all applicable rules and regulations of the Commission, and make available to its securityholders, to the extent required, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and (G) file the documents required of the Company and otherwise maintain requisite blue sky clearance in (x) all jurisdictions in which any of the Option Shares are originally sold and (y) all other states specified in writing by Lucas as may reasonably be required to sell Lucas's Option Shares, provided, however, that the Company shall not be required to qualify to do business, subject itself to taxation, or consent to service of process in any state in which it is not now so qualified or subject to taxation or has not so consented.

                  iv.   Conditions and Limitations

                        A. Cooperation by Holder. It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Section 6 in respect of the Registrable Securities that Lucas shall furnish to the Company such information regarding such Registrable Securities and the intended method of disposition thereof and such other information as the Company shall reasonably request and as shall be required in connection with the action taken by the Company.

                        B. Notification Prior to Sale. If Lucas shall propose to sell any Registrable Securities pursuant to the Registration Statement, it shall notify the Company of its intent to do so at least two (2) full business days prior to such sale, and the provision of such notice to the Company shall be deemed to establish an agreement by Lucas to comply with the registration provisions contained herein. Such notice shall be deemed to constitute a written representation that any information previously supplied by Lucas is accurate as of the date of such notice. Other than during the ninety (90) day period immediately following the issuance of validly-issued, fully-paid and nonassessable Option Shares to Lucas pursuant to an exercise of the Put Option or the Call Option, at any time within such two (2) business day period, or at any time that Lucas is reselling securities under the Registration Statement, the Company may notify Lucas that Lucas may not resell any Registrable Securities pursuant to the Registration Statement; provided, however, that in order to exercise this right, the Company must deliver a certificate in writing to Lucas to the effect that a delay or suspension in such sale is necessary because, in the good faith judgment of the Company, a sale pursuant to the Registration Statement would require the public disclosure of information that would not otherwise be required to be disclosed (which disclosure would be likely, in the good faith judgment of the Company, to be materially harmful to the Company) or could in other respects constitute a violation of the federal securities laws; provided, that the Company shall not under any circumstances be entitled to refuse to permit Lucas to resell any Registrable Securities more than twice in any twelve-month period, and any individual period during which the Company refuses to permit Lucas to resell any Registrable Securities shall not exceed forty-five (45) days (the "Suspension Period"). The Company shall, prior to the end of any such Suspension Period, use its best efforts to amend the Registration Statement to the extent required to comply with Section 6(a)(iv) and to take all other actions necessary to allow such sale under the federal securities laws, and shall notify Lucas promptly after it has satisfied such obligation.

               The Company will promptly notify Lucas at any time when a prospectus relating to any Registrable Securities is required to be delivered under the Securities Act of the happening of any event or existence of any fact as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they are made, and, as promptly as is practicable, other than during a Suspension Period, prepare and furnish to Lucas a reasonable number of copies of any required supplement to or amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they are made.

               By acquisition of Registrable Securities, Lucas shall be deemed to have agreed that upon receipt of any notice from the Company of the happening of any event of the kind described in the preceding sentence or of a Suspension Period, Lucas will promptly discontinue Lucas's disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until Lucas's receipt of the copies of any required supplemented or amended prospectus contemplated by this Section. If so directed by the Company, Lucas will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, in Lucas's possession of the prospectus covering such Registrable Securities at the time of receipt of such notice. Subject to the foregoing, when Lucas is entitled to sell and gives notice of its intent to sell pursuant to the Registration Statement, the Company shall furnish to Lucas a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they are made.

             b.   Indemnification and Contribution.

                  i. Indemnification by the Company. The Company agrees to indemnify and hold harmless Lucas from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which Lucas may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any claim by a third party asserting any untrue statement of a material fact contained in the Registration Statement or omission of a material fact therefrom necessary to make the statements therein not misleading, on the effective date thereof, or arise out of any failure by the Company to fulfill any undertaking included in the Registration Statement, and the Company will, as incurred, reimburse Lucas for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damages or liability arises out of, or is based upon (i) an untrue statement, alleged untrue statement, omission, or alleged omission made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of Lucas specifically for use in preparation of the Registration Statement or (ii) any untrue statement, alleged untrue statement, omission, or alleged omission in any prospectus that is corrected in any subsequent prospectus that was delivered to Lucas prior to the pertinent sale or sales by Lucas.

                  ii. Indemnification by Lucas. Lucas agrees to indemnify and hold harmless the Company from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Company may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon any claim by a third party asserting an untrue statement or omission made in such Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of Lucas specifically for use in preparation of the Registration Statement, provided, however, that Lucas shall not be liable in any such case for (i) any untrue statement included in any prospectus which statement has been corrected, in writing, by Lucas and delivered to the Company at least three business days before the sale from which such loss occurred or (ii) any untrue statement, alleged untrue statement, omission, or alleged omission in any prospectus that is corrected in any subsequent prospectus that was delivered by Lucas to the purchaser prior to the pertinent sale or sales by Lucas, and Lucas will, as incurred, reimburse the Company for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

                  iii. Indemnification Procedures. Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 6(b), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and the indemnifying person shall have been notified thereof, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified person. After notice from the indemnifying person to such indemnified person of the indemnifying person's election to assume the defense thereof, the indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate in the reasonable opinion of counsel for the indemnified person for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that in the case of the immediately preceding proviso the indemnifying person shall not be responsible for the legal expenses of more than one counsel for all indemnified persons. No indemnified party will consent to entry of any judgment or settle such claim or litigation without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

                  iv. Contribution in Lieu of Indemnity. If the indemnification provided for in this Section 6(b) is unavailable to or insufficient to hold harmless an indemnified party under Section 6(b)(i) or 6(b)(ii) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefit and relative fault of the respective parties as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or Lucas on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and Lucas agree that it would not be just and equitable if contribution pursuant to this Section 6(b)(iv) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 6(b)(iv). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 6(b)(iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6(b)(iv), Lucas shall not be required to contribute any amount in excess of the net amount received by Lucas from the sale of the Registrable Securities to which such loss relates. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  v. Controlling Persons Indemnified. The obligations of the Company and Lucas under this Section 6(b) shall be in addition to any liability which the Company and Lucas may otherwise have and the benefits hereunder shall extend, upon the same terms and conditions, to each person, if any, who controls or may be deemed to control the Company or Lucas within the meaning of the Securities Act including, without limitation, the directors and officers of the Company and Lucas, as the case may be.

            c. Transfer Of Registration Rights. The right to sell Registrable Securities pursuant to the Registration Statement described herein will automatically be assigned to each transferee of the Option Shares to the extent such transfer is permitted under the terms of this Agreement. In the event that it is necessary, in order to permit such transferee to sell Registrable Securities pursuant to the Registration Statement, to amend the Registration Statement to name such transferee, the Company shall use its best efforts, following written notice by such transferee to the Company, to make such amendment as soon as reasonably practicable.

            d. Termination of Section 6. This Section 6 shall terminate upon the Sale Date or the Purchase Date, to the extent that the Call Option or Put Option has been settled in cash rather than shares of Common Stock.

      7.    Representations, Warranties and Covenants of the Company.

            a. Representations and Warranties. The Company represents and warrants that as of the date hereof:

            i. Legal Status; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Rhode Island and is qualified or licensed to do business in all other countries, states and provinces in which the laws thereof require the Company to qualify and/or be licensed, except where failure to qualify or be licensed would not have a material adverse effect on the business or assets of the Company taken as a whole;

            ii. Authority. The Company has the right and power, and is duly authorized and empowered, to enter into, execute, deliver and perform its obligations under this Agreement;

            iii. Binding Effect. This Agreement has been duly authorized, executed and delivered and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity;

            iv. No Conflict. The execution, delivery and/or performance by the Company of this Agreement shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in the Company's Articles of Incorporation or Bylaws, each as amended, or contained in any agreement, instrument or document to which the Company is a party or by which it is bound, provided, however, that the Company would currently be required to obtain a consent under its Second Amended and Restated Revolving Credit Agreement, dated March 19, 2002 in order to settle the Call Option in cash; and

            v. Consents. Except as contemplated by Sections 6 and 9(b), no consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the performance of any of the Company's obligations hereunder.

      8. Representations and Warranties of Lucas. Lucasfilm and Lucas Licensing jointly and severally represent and warrant that as of the date hereof:

            a. Legal Status; Qualification. Lucasfilm is a corporation duly organized, validly existing and in good standing under the laws of California and is qualified or licensed to do business in all other countries, states and provinces in which the laws thereof require Lucasfilm to qualify and/or be licensed, except where failure to qualify or be licensed would not have a material adverse effect on the business or assets of Lucasfilm taken as a whole. Lucas Licensing is a corporation duly organized, validly existing and in good standing under the laws of California and is qualified or licensed to do business in all other countries, states and provinces in which the laws thereof require Lucas Licensing to qualify and/or be licensed, except where failure to qualify or be licensed would not have a material adverse effect on the business or assets of Lucas Licensing taken as a whole;

            b. Authority. Each of Lucasfilm and Lucas Licensing has the right and power, and is duly authorized and empowered, to enter into, execute, deliver and perform its obligations under this Agreement;

            c. Binding Effect. This Agreement has been duly authorized, executed and delivered and constitutes a valid and binding obligation of each of Lucasfilm and Lucas Licensing, enforceable in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity;

            d. No Conflict. The execution, delivery and/or performance by each of Lucasfilm and Lucas Licensing of this Agreement shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in their respective charters, Bylaws or other organizational documents or contained in any agreement, instrument or document to which either of them is a party or by which either of them is bound; and

            e. Consents. Except as contemplated by Section 6, no consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for performance of any of the Lucas's obligations hereunder.

      9.    Covenants of the Parties.

            a. Authorized Shares. The Company will use its best efforts to have, at all times, authorized, and reserved for the purpose of issuance or transfer upon exercise of the rights evidenced by this Agreement, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Agreement (for purposes of determining compliance with this covenant, the shares of Common Stock issuable upon exercise of all other options and warrants to acquire Common Stock and upon conversion of all instruments convertible into Common Stock shall be deemed issued and outstanding);

            b. Proper Issuance. The Company, at its expense, will use its best efforts to take all such action as may be necessary to assure that the Common Stock issuable upon the exercise of the Put Option or Call Option may be so issued without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange or automated quotation system upon which any capital stock of the Company may be listed or quoted, as the case may be, provided that Lucas, at its sole expense, will take all such action as may be necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with its acquisition of securities of the Company and shall cooperate with the Company in connection with actions by the Company hereunder. Such action by the Company may include, but not be limited to, using its best efforts to cause such shares to be duly registered or approved, listed or quoted on relevant domestic securities exchanges or automated quotation systems; and

            c. Fully Paid Shares. The Company will take all actions necessary or appropriate to validly and legally issue fully-paid and nonassessable shares of Common Stock following the exercise of the Put Option or Call Option. All such shares will be free from all taxes, liens and charges with respect to the issuance thereof, other than any stock transfer taxes in respect to any transfer occurring contemporaneously with such issuance.

      10. Lucas Not a Shareholder. Prior to the exercise of the Put Option or the Call Option as hereinbefore provided and payment of the applicable purchase price in shares of Common Stock, Lucas shall not be entitled to any of the rights of a shareholder of the Company with respect to the Option Shares including, without limitation, the right as a shareholder to vote on or consent to any proposed action of the Company.

      11. Remedies. The parties stipulate that the remedies at law in the event of any default or threatened default by the other parties hereto in the performance of or compliance with any of the terms of this Agreement are not and will not be adequate to the fullest extent permitted by law, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

      12. Enforcement Costs. If Lucas or the Company seeks to enforce its rights hereunder by legal proceedings or otherwise, then the non-prevailing party shall pay all reasonable costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees (including the allocable costs of in-house counsel).

      13. Nonwaiver; Cumulative Remedies. No course of dealing or any delay or failure to exercise any right hereunder on the part of any party hereto shall operate as a waiver of such right or otherwise prejudice the rights, powers or remedies of such party. No single or partial waiver by any party hereto of any provision of this Agreement or of any breach or default hereunder or of any right or remedy shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion. The rights and remedies provided in this Agreement are cumulative and are in addition to all rights and remedies which the parties hereto may have in law or in equity or by statute or otherwise.

      14. Notices. Any notice, demand or delivery to be made pursuant to this Agreement will be sufficiently given or made if sent by certified or registered mail, postage prepaid, nationally recognized overnight delivery service or facsimile transmission, addressed to (a)

Lucas at its last known addresses appearing on the books of the Company maintained for such purpose or (b) the Company at its Principal Executive Office. Lucas and the Company may each designate a different address by notice to the other pursuant to this Section 14. A notice shall be deemed effective three days after mailing, if sent by certified or registered mail, the next business day, if sent by overnight mail, or upon receipt of evidence of transmission, if sent by facsimile transmission.

      15. Assignment; Successors and Assigns. Lucas shall not assign any of its rights or obligations under this Agreement without the prior written consent of the Company, which consent may be withheld in the Company's sole discretion; provided, that the amendments of the Exercise Periods of each of the Warrants contained in Section 2 hereof shall be deemed a part of the Warrant to which such amendment relates and shall be deemed to be transferred along with the underlying Warrant, to the extent permitted in the Warrant; and provided, further, that Lucas may assign, without the consent of the Company, its rights under Section 3 hereof to:

      (x) one or more entities owned or controlled by Lucas (but only for so long as all such entities remain so owned or controlled by Lucas and such entities agree (i) to be bound by the terms and conditions of this Agreement pursuant to an agreement reasonably acceptable to the Company ("Assumption Agreement") and (ii) to assign this Agreement back to Lucas if any one or more of them ceases to be owned or controlled by Lucas);

      (y) one or more entities in connection with (i) the merger, consolidation or reorganization of Lucas, (ii) the sale, assignment, transfer or other disposition of all or substantially all of Lucas's assets or business in one or more related transactions or (iii) the sale, assignment, transfer or other disposition of all or substantially all of Lucas's capital stock, provided that any transferees described in this clause (y) execute an Assumption Agreement and provided that all such transferees are owned or controlled by the same entity, which controlling entity shall also execute an Assumption Agreement; or

      (z) one or more Persons directly or indirectly controlling Lucas, provided that all such Persons are owned or controlled by the same entity, and that all such Persons, including the controlling entity, execute an Assumption Agreement;

provided, that in the case of each of clause (x), (y) and (z), the assignment is in connection with a transfer of all of the Warrants to such entity(ies).

      This Agreement shall be binding upon Lucas, the Company and any Persons succeeding the Company or Lucas by merger, consolidation or acquisition of all or substantially all of the their respective assets, and all of the obligations of Lucas and the Company hereunder shall survive the termination of this Agreement and all of the covenants and agreements of Lucas, on the one hand, and the Company, on the other hand, shall inure to the benefit of the Company and Lucas and their respective successors and assigns.

      16.   Modification; Severability.

            a. If, in any action before any court or agency legally empowered to enforce any term, any term of this Agreement is found to be unenforceable, then such term shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

            b. If any term of this Agreement is not curable as set forth in subsection (a) above, the unenforceability of such term shall not affect the other provisions of this Agreement but this Agreement shall be construed as if such unenforceable term had never been contained herein.

      17. Integration. This Agreement, together with the Warrants, a letter agreement dated October 14, 1997 relating to the 1997 Lucasfilm Warrant, a letter agreement dated October 14, 1997 relating to the 1997 Lucas Licensing Warrant, and a letter agreement dated September 25, 1998 between the Company and Lucasfilm, amends all prior and contemporaneous agreements and supersedes all prior and contemporaneous negotiations between the parties with respect to the transactions contemplated herein and constitutes the entire agreement of the parties with respect to the transactions contemplated herein.

      18. Survival of Representations and Warranties. The representations and warranties of any party in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, notwithstanding any investigation by the such party or its agents.

      19. Amendment. This Agreement may not be modified or amended except by written agreement of the Company and Lucas.

      20. Headings. The headings of the Sections of this Agreement are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

      21. Meanings. Whenever used in this Agreement, any noun or pronoun shall be deemed to include both the singular and plural and to cover all genders; and the words "herein," "hereof" and "hereunder" and words of similar import shall refer to this instrument as a whole, including any amendments hereto.

      22. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts entered into and to be performed wholly within California by California residents.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Company and Lucas have executed this Agreement, effective on and as of the date first above written.

                                            HASBRO, INC.


                                            By:  /s/ David D.R. Hargreaves
                                                 _______________________________
                                                  Name:  David D.R. Hargreaves
                                                  Title: Senior Vice President
                                                         and Chief Financial
                                                         Officer


                                            LUCAS LICENSING LTD.


                                            By:  /s/ Howard Ruffman
                                                 _______________________________
                                                  Name:  Howard Ruffman
                                                  Title: President


                                            LUCASFILM LTD.


                                            By:  /s/ Gordon Radley
                                                 _______________________________
                                                  Name:  Gordon Radley
                                                  Title: President

                                    EXHIBIT A

                      INVESTMENT REPRESENTATION CERTIFICATE

Purchaser:

Company:  Hasbro, Inc.

Security:  Common Stock

Amount:

Date:

      (a) In connection with the purchase of the above-listed securities (the "Securities"), the undersigned (the "Purchaser") represents to the Company as follows:

      (b) The Purchaser is aware of the Company's business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. The Purchaser is purchasing the Securities for its own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended (the "Securities Act");

      (c) The Purchaser understands that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefor, which exemption depends upon, among other things, the bona fide nature of the Purchaser's investment intent as expressed herein;

      (d) The Purchaser further understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. In addition, the Purchaser understands that the certificate evidencing the Securities will be imprinted with the legend referred to in the Agreement under which the Securities are being purchased; and

      (e) The Purchaser is aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permit limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, if applicable, including, among other things: (i) the availability of certain public information about the Company;
(ii) the resale occurring not less than one year after the party has purchased and paid for the securities to be sold; (iii) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934) and the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein.

The Purchaser represents that it is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act or any successor regulation thereunder.

Date:______________                     PURCHASER:____________________________